UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2016

RLJ ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-35675	45-4950432
(Commission File Number)	(IRS Employer Identification Number)

RLJ Entertainment, Inc.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland

(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 608-2115

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 19, 2016, RLJ Entertainment, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Digital Entertainment Holdings LLC, a wholly owned subsidiary of AMC Networks Inc. (“AMC”).  Under the terms and subject to the conditions of the Investment Agreement, upon the closing date (the “Closing Date”), the Company and AMC will enter into a Credit and Guaranty agreement (the “Credit Agreement”) pursuant to which AMC will provide a $60 million seven-year term loan and a $5 million one-year term loan to the Company, each on the terms further described below, and the Company will grant AMC warrants (the “AMC Warrants”) to purchase at least 20 million shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the terms further described below (the “AMC Transaction”).

After the Closing Date, for so long as AMC holds the AMC Warrants or any amounts remain outstanding under the Credit Agreement, AMC will have the right to designate two directors to the Company’s board of directors. Upon the full exercise of the AMC Warrants, AMC will have the right to designate at least a majority of the Company’s board of directors.

Certain of the Company’s directors, executives and principal stockholders have agreed to vote to approve the AMC Transaction and to elect AMC’s designees to the board of directors on terms further described below.

Pursuant to the Investment Agreement, the completion of the AMC Transaction is subject to certain conditions, including, without limitation, (a) stockholder approval, (b) approval by NASDAQ of the listing of the shares issuable upon the exercise of the AMC Warrants, (c) the use of a portion of the proceeds from the Credit Agreement to pay in full the Company’s existing senior credit facility, (d) the appointment of AMC’s two director designees, and (e) the absence of a material adverse effect with respect to the Company since the date of the Investment Agreement.  Pending the satisfaction of all closing conditions, the Company anticipates closing the transaction during the third quarter of 2016.

The Investment Agreement

Pursuant to the Investment Agreement, the Company and AMC made customary representations and warranties to each other.  The Company has also agreed, subject to certain exceptions, to conduct its business in the ordinary course consistent with past practices during the period between the execution of the Investment Agreement and the Closing Date and not to engage in certain transactions during such period, with certain of these covenants continuing after the closing of the AMC Transaction for so long as AMC either holds the AMC Warrants or beneficially holds a certain percentage of the shares of Common Stock then outstanding.

The Company is required to take all action necessary, in accordance with applicable law, Nasdaq regulations and the Company’s governing documents, to convene a meeting of the holders of Common Stock (the “Stockholders Meeting”) to be held as soon as reasonably practical for the purpose of voting on the approval of the issuance of Common Stock to AMC pursuant to the terms of the AMC Transaction.  The approval of the AMC Transaction requires the vote of a majority of the votes cast by the holders of Common Stock present in person or represented by proxy at the Stockholders Meeting and entitled to vote on such matter.  The board of directors has affirmatively recommended that the holders of Common Stock vote to approve the issuance of Common Stock to AMC at the Stockholders Meeting and the Company will solicit proxies in favor of such approval.

The Company may not entertain or solicit competing acquisition proposals, subject to a customary exception for the Company’s board of directors to consider certain unsolicited acquisition proposals received within ten business days of the date of the Investment Agreement (but subject to AMC’s right to match, or otherwise propose amendments to its transaction in response to, any such acquisition proposal).  The Investment Agreement contains limited termination rights for the Company and AMC, including a customary termination fee and expense reimbursement to be paid by the Company to AMC if the Investment Agreement is terminated in specified circumstances.

The Credit Agreement

On the Closing Date, the Company will enter into the Credit Agreement with AMC as administrative agent, collateral agent and lender. The Credit Agreement will consist of a term loan in the principal amount of $5 million (the “Tranche A Loan”) with a maturity of one year and a term loan in the principal amount of $60 million (the “Tranche B Loan” and together with the Tranche A Loan, the “Term Loans”) with a maturity of seven years.  The Tranche A Loan will bear interest at a rate of 7.00% per annum, with 4.00% to be paid in cash and 3.00% to be paid in shares of common stock of the Company. The Tranche B Loan will bear interest at a rate of 6.00% per annum, with 4.00% to be paid in cash and 2.00% to be paid in shares of Common Stock.  For the purposes of calculating interest, the shares of Common Stock have a value of $3.00 per share.  $15 million of the principal of the Tranche B Loan will be due on the fifth anniversary of the Closing Date and an additional $30 million of principal will be due on the sixth anniversary of the Closing Date, with the remaining balance due on the seventh anniversary of the Closing Date. Interest on both the Tranche A Loan and the Tranche B Loan will be due in arrears on a quarterly basis (commencing on the first quarter after the Closing Date) and on the final maturity date. The obligations under the Credit Agreement will be secured by a lien on substantially all of the assets of the Company and most of its subsidiaries.

The Credit Agreement will contain affirmative covenants, negative covenants and financial maintenance covenants.  The financial maintenance covenants will be tested annually and consist of a fixed charge coverage ratio, senior leverage ratio, total leverage ratio and minimum cash balance.  The financial maintenance covenants will vary by fiscal year and generally become more restrictive over time.

The Warrants

In connection with the AMC Transaction, the Company will issue to AMC the AMC Warrants, which will entitle AMC to purchase at least 20,000,000 shares of Common Stock (the “Warrant Shares”) with an initial exercise date as of the Closing Date.  The first AMC Warrant for 5,000,000 Warrant Shares expires on the fifth anniversary of the Closing Date, the second AMC Warrant for 10,000,000 Warrant Shares expires on the sixth anniversary of the Closing Date, and the third AMC Warrant for 5,000,000 Warrant Shares expires on the seventh anniversary of the Closing Date.  The exercise price of the AMC Warrants is $3.00 per share, subject to certain adjustments provided under the AMC Warrants.

The AMC Warrants include customary anti-dilution provisions.  In addition, the third AMC Warrant also provides that the number of Warrant Shares subject to that AMC Warrant shall be increased to the extent necessary to ensure that upon the full exercise of the AMC Warrant, AMC shall hold at least 50.1% of the outstanding equity securities of the Company on a fully diluted basis (less the number of shares previously issued to AMC upon the exercise of the first two AMC Warrants and pursuant to the Credit Agreement).  The AMC Warrants may not be offered for sale, sold, transferred or assigned without the consent of the Company.

The Voting Agreement

In connection with the Company entering into the Investment Agreement, the Company, Robert L. Johnson (the Company’s Chairman) and certain of the Company’s directors, executives, principal stockholders and their affiliates, who in the aggregate hold approximately 47% of the outstanding Common Stock, entered into a Voting Agreement with AMC (the “Voting Agreement”).  Under the terms of the Voting Agreement, the parties are required to vote all of their shares of Common Stock (a) in favor of the AMC Transaction and any actions necessary to effectuate the AMC Transaction and (b) against any action or agreement made in opposition to, in competition with, or that is likely to adversely affect the timely consummation of, the AMC Transaction.  The stockholder parties have also appointed AMC as their proxy for purposes of voting on the foregoing matters.  In the event that the Company’s board of directors, in accordance with the Investment Agreement, withdraws its recommendation of the AMC Transaction, the number of shares of Common Stock subject to the voting requirements would be reduced to approximately 25% of the outstanding voting power of the Company.  After the closing of the AMC Transaction, the parties to the Voting Agreement are also required to vote all of their shares in favor of the director nominees designated by AMC as described above.

The Voting Agreement and all obligations thereunder automatically terminate upon the earlier to occur of the termination of the Investment Agreement and the agreement of the parties. Until the earlier of the date that the AMC Transaction is approved by the Company’s stockholders and the termination of the Voting Agreement, no stockholder party is permitted to transfer any of its Company common stock or enter into any other voting arrangement with respect to such shares.

The Waiver Agreements

In connection with the Company entering into the Investment Agreement, substantially all of the holders of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”) and the warrants issued by the Company in 2015 with a current exercise price of $4.50 (the “2015 Warrants”) each entered into a Waiver Agreement with the Company (the “Waiver Agreement”), to which AMC is a third party beneficiary.  Under the Waiver Agreements, the holders waive all payment rights, rights of acceleration or redemption, and any other rights or preferences to which they are entitled to that may be triggered in connection with the AMC Transaction.  In addition the holders of shares of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock agree that the size of the Board of Directors may be (a) increased from seven to nine directors in connection with AMC’s right to designate two directors upon the closing of the AMC Transaction, and (b) further adjusted as AMC deems necessary in connection with AMC’s right to designate a majority of the Board of Directors in connection with AMC’s exercise in full of the Warrant.

The Waiver Agreements and all obligations thereunder automatically terminate upon the earlier to occur of the termination of the Investment Agreement and the agreement of the parties with the prior written consent of AMC.

The Executive Waiver Agreements

In connection with the Company entering into the Investment Agreement, Miguel Penella, the Chief Executive Officer of the Company, Nazir Rostom, the Chief Financial Officer of the Company, the directors and certain other executives of the Company entered into waiver agreements with the Company acknowledging that the execution of the transaction documents with AMC, the closing of the AMC Transaction, and the issuance and any subsequent exercise of the AMC Warrants do not constitute a change of control for the purposes of any benefit or compensation plan, program, policy, agreement, arrangement or other obligation of the Company to such officer.

The Stockholders Agreement

In connection with the Company entering into the Investment Agreement, the Company’s principal stockholders and the Company expect to enter into a Stockholders Agreement with AMC (the “Stockholders Agreement”).  Pursuant to the terms of the Stockholders Agreement, the stockholders are expected to grant AMC (i) rights of first refusal on the transfer of their Company stock, (ii) the right to require the stockholders to sell their Company stock in connection with a sale of Company stock by AMC and (iii) the right to participate in any sale of Company stock by the stockholders on a pro rata basis.  The Company will also agree to provide AMC certain rights to purchase in certain future offerings of Company securities on a pro rata basis.

The Registration Rights Agreement

Upon the closing of the AMC Transaction, the Company will enter into a Registration Rights Agreement with AMC that requires, among other things, the Company, under certain circumstances, to register AMC’s Common Stock for sale pursuant the Securities Act of 1933, as amended.

Preferred Stock and Warrant Exchange

On April 21, 2016, the Company received a deficiency letter from NASDAQ stating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires that listed companies maintain a minimum stockholders equity of $2,500,000. The Company was provided a period of 45 calendar days, or until June 6, 2016, to submit a plan to regain compliance with this requirement. The Company submitted a plan to regain compliance by obtaining amendments of certain terms of the outstanding Preferred Stock and 2015 Warrants, which amendments would have the accounting effect of increasing the Company’s stockholders equity in accordance with United States generally accepted accounting principles. Based on this plan, NASDAQ granted an extension to the Company until September 30, 2016 to obtain the amendments and fully implement the plan.

In connection with seeking to regain compliance with the NASDAQ stock market listing requirements with respect to minimum stockholders’ equity, and concurrently with the closing of the AMC Transaction, the holders of the Preferred Stock and 2015 Warrants issued in connection with the Preferred Stock have agreed to exchange their Preferred Stock and 2015 Warrants for Preferred Stock and warrants on a share-for-share basis with revised terms as follows:

•

Dividends.  Under the terms of the existing Preferred Stock, the Company may pay the required dividends in cash, or if the Company satisfies certain conditions upon the issuance of equity, in shares of Common Stock. The new Preferred Stock will provide that, if the Company is not permitted to pay a required dividend on the Preferred Stock due the Company’s failure to meet the conditions for the issuance of equity, the Company will be permitted to accrue the value of the dividend and add it to the stated value of the Preferred Stock.

•

Redemption Rate.  The conversion rate of the existing Preferred Stock is set at the lower of $3.00 per share (as adjusted for the Company’s June 24, 2016 reverse stock split) and 85% of the five-day average of the volume-weighted average price for the five trading days preceding conversion.  The new Preferred Stock will include a $0.50 per share conversion rate floor.

•

Redemption at the Maturity Date.  Under the terms of the existing Preferred Stock, if the Company fails to meet certain specified conditions with respect to the issuance of equity, it is not permitted to settle the maturity redemption obligation by the issuance of shares of Common Stock.  The new Preferred Stock will permit the Company, in any event, to settle the Preferred Stock upon maturity with shares of Common Stock, but if an equity condition failure has occurred, the Company will pay a penalty equal to 20% of the maturity redemption price, payable in cash or in shares of Common Stock. If the Company elects to pay this penalty in shares of Common Stock, the number of shares will be determined by dividing the penalty amount by the market price of the shares as of the maturity date, subject to a $0.50 per share floor.

•

Fundamental Transactions.  The terms of the existing Preferred Stock provide that the Company may be required to redeem the preferred stock for cash following the occurrence of certain fundamental transactions involving the acquisition of the Company or a controlling interest in the Company. The new preferred stock will limit the definition of fundamental transactions to transactions approved by the Company.
•

Anti-Dilution.  The terms of the existing preferred stock currently provide that if the Company issues or agrees to issue to issue any shares of Common Stock for consideration per share less than the fair market value of the Common Stock in effect immediately prior to such issuance or agreement to issue (a “Dilutive Issuance”), the conversion price of the Preferred Stock will be reduced to the issuance price with respect to such issuance.  The new preferred stock will provide that the conversion price shall be reduced and the number of shares subject to the Preferred Stock shall be increased based upon the amount by which the fair market value exceeds the issuance price and the number of shares subject to the Dilutive Issuance.

•	Warrants. The anti-dilution and redemption provisions of the new warrants held by the preferred stockholders will conform to the terms of the new Preferred Stock.

In addition, the AMC Transaction will trigger the existing exercise price adjustment provision in the 2015 Warrants and, as a result, the exercise price of the 2015 Warrants will be reduced from $4.50 per share to $3.00 per share upon the closing of the AMC Transaction.  In exchange for the consent of the holders of the 2015 Warrants to the preferred stock and warrant exchange and execution of the Waiver Agreement discussed above, the exercise price of the 2015 Warrants held by (i) holders of the Series A-1, A-2 and B-1 Preferred Stock will be further reduced to $1.50 per share and (ii) certain holders of the Series B-2 Preferred Stock, due to an existing floor on the reduction of the exercise price of their 2015 Warrants, will be further reduced to $2.37 per share.  RLJ SPAC Acquisition, LLC, an affiliate of Robert L. Johnson, has waived the further reduction of the exercise price of the 2015 Warrants it holds in connection with its shares of Series B-2 Preferred Stock such that the exercise price of such 2015 warrants will remain at $3.00 per share.

Subordinated Note Amendment

In connection with the AMC Transaction, the holders of the unsecured subordinated promissory notes issued by the Company in October 2012 (the “Subordinated Notes”) agreed to waive and/or amend certain provisions of the Subordinated Notes. The holders of Subordinated Notes agreed to consent to the AMC Transaction and waive any existing events of default or any right to exercise remedies upon a change in control of the Company in connection with the issuance or subsequent exercise of the AMC Warrants.  The payment terms of the Subordinated Notes were amended such that 25% of the outstanding principal amount on the Closing Date is due at the end of the quarters ending September 2017, December 2017 and March 2018, with the remaining outstanding principal due on the maturity date of the Subordinated Notes, which is July 31, 2018, instead of the entire principal amount being due upon maturity of the Subordinated Notes.  As of June 30, 2016, the Subordinated Notes had an aggregate outstanding principal balance of $8.6 million.

The foregoing descriptions of the Investment Agreement, the Credit Agreement, the AMC Warrants, the Voting Agreement, the Waiver Agreements, the Executive Waiver Agreements, the Registration Rights Agreement, the Preferred Stock and Warrant Exchange Agreements, the Subordinated Note Amendment and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such documents, copies of which are attached hereto as Exhibits 10.1 through 10.20, inclusive, and incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The Warrant Shares, the new preferred stock and the new warrants have not been registered under the Securities Act of 1933.  The issuance of these securities by the Company is exempt from registration pursuant to Section 4(a)(2) of the Securities Act.  The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the securities is incorporated into this Item 3.02 by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 19, 2016, the Board of Directors of the Company approved an amendment to the Company’s bylaws, effective as of such date, to include a new Article XI of the bylaws regarding forum selection.

The new forum selection bylaw provides that: “Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, (or, if that Court does not have jurisdiction, the federal district court for the District of Nevada or other state courts of the State of Nevada) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on the Corporation’s behalf, (b) any action asserting a claim of breach of any duty owed by any director, officer, employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, (c) any action or assertion of a claim arising pursuant to any provision of Chapter 78 or Chapter 92A of NRS (or any successor statute) or the Articles of Incorporation or these Bylaws (as each may be amended from time to time), (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or these Bylaws or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article XI.”

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the anticipated stockholder vote with respect to the AMC Transaction and the convertibility or exchange, as applicable, of the existing Preferred Stock and 2015 Warrants. In connection with such transactions, the Company intends to file relevant materials with the SEC, including a proxy statement. Investors and security holders are urged to read the proxy statement when it becomes available, together with all other relevant documents filed with the SEC, because they will contain important information about the TRANSACTIONS. Investors and security holders are able to obtain the documents (when available) free of charge from the SEC’s website, http://www.sec.gov, or from the Company by contacting the Secretary, RLJ Entertainment, Inc., 8515 Georgia Avenue, Suite 650, Silver Spring, Maryland, 20910, telephone: (301) 608-2115.

PARTICIPANTS IN SOLICITATION

The Company and its directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Company common stock with respect to the anticipated vote in connection with the transactions. Information about the Company’s directors and executive officers is set forth in the amendment to the Company’s 2015 Annual Report on Form 10-K, which was filed with the SEC on April 15, 2016. To the extent holdings of the Company’s securities have changed since the amounts contained in the report, such changes have been or will be reflected in reports on Schedule 13D or Statements of Change in Ownership on Form 4 filed with the SEC. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transactions (when available). These documents (once available) may be obtained free of charge from the SEC’s website, http://www.sec.gov, or from the Company using the contact information above.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

3.1	Bylaw Amendment

10.1	Investment Agreement

10.2	Form of Credit and Guaranty Agreement

10.3	Form of AMC Class A Warrant

10.4	Form of AMC Class B Warrant

10.5	Form of AMC Class C Warrant

10.6	Voting Agreement

10.7	Form of Executed Waiver Agreement

10.8	Form of Executed Executive Waiver Agreement

10.9	Form of Registration Rights Agreement

10.10	Preferred Stock and Warrant Exchange Agreement for Series A-1 Convertible Preferred Stock

10.11	Preferred Stock and Warrant Exchange Agreement for Series A-2 Convertible Preferred Stock

10.12	Preferred Stock and Warrant Exchange Agreement for Series B-1 Convertible Preferred Stock

10.13	Preferred Stock and Warrant Exchange Agreement for Series B-2 Convertible Preferred Stock

10.14	Consent Agreement for Series B-1 Convertible Preferred Stock

10.15	Form of Certificate of Designations of Series C-1 Convertible Preferred Stock

10.16	Form of Certificate of Designations of Series C-2 Convertible Preferred Stock

10.17	Form of Certificate of Designations of Series D-1 Convertible Preferred Stock

10.18	Form of Certificate of Designations of Series D-2 Convertible Preferred Stock

10.19	Form of Exchanged 2015 Warrant

10.20	Subordinated Note Amendment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ ENTERTAINMENT, INC.

Date:	August 22, 2016	By:	/s/ MIGUEL PENELLA
		Name:	Miguel Penella
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Bylaw Amendment

10.1	Investment Agreement

10.2	Form of Credit and Guaranty Agreement

10.3	Form of AMC Class A Warrant

10.4	Form of AMC Class B Warrant

10.5	Form of AMC Class C Warrant

10.6	Voting Agreement

10.7	Form of Executed Waiver Agreement

10.8	Form of Executed Executive Waiver Agreement

10.9	Form of Registration Rights Agreement

10.10	Preferred Stock and Warrant Exchange Agreement for Series A-1 Convertible Preferred Stock

10.11	Preferred Stock and Warrant Exchange Agreement for Series A-2 Convertible Preferred Stock

10.12	Preferred Stock and Warrant Exchange Agreement for Series B-1 Convertible Preferred Stock

10.13	Preferred Stock and Warrant Exchange Agreement for Series B-2 Convertible Preferred Stock

10.14	Consent Agreement for Series B-1 Convertible Preferred Stock

10.15	Form of Certificate of Designations of Series C-1 Convertible Preferred Stock

10.16	Form of Certificate of Designations of Series C-2 Convertible Preferred Stock

10.17	Form of Certificate of Designations of Series D-1 Convertible Preferred Stock

10.18	Form of Certificate of Designations of Series D-2 Convertible Preferred Stock

10.19	Form of Exchanged 2015 Warrant

10.20	Subordinated Note Amendment Agreement